Exhibit 3.11(b)

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:59 PM 11/20/2013
FILED 03:39 PM 11/20/2013
SRV 131331529 - 5433826 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.                                      Name of Limited Liability Company: NRG Energy Center Omaha LLC

2.                                      The Certificate of Formation of the limited liability company is hereby amended as follows: “1. Name: The name of the Company is “NRG Energy Center Omaha Holdings LLC”

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 20th day of November, 2013

By:	/s/ Elizabeth McCormack
Authorized Person

Name:	Elizabeth McCormack
Print or Type